Exhibit 99.2

Middlesex Water Company HOSTS

ANNUAL MEETING of Shareholders

ISELIN, NJ, (May 25, 2022) Middlesex Water Company (NASDAQ:MSEX), a provider of water and wastewater and related services held its Annual Meeting of Shareholders exclusively online on May 23, 2022 at which shareholders re-elected Steven M. Klein, Amy B. Mansue, Walter G. Reinhard to a three-year term and Vaughn L. McKoy to a one-year term on the Company’s Board of Directors. Shareholders also approved a non-binding advisory resolution approving the compensation of the Company’s named executive officers and ratified the Audit Committee’s selection of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

During the meeting, officers discussed the Company’s financial results, capital investment and project funding and current 3% Stock Purchase Discount as well as operations highlights including major treatment plant upgrades, lead service line replacement and governance updates.

An audio webcast of the Middlesex Water Annual Meeting of Shareholders will be archived for one year at www.virtualshareholdermeeting.com/MSEX2022

About Middlesex Water Company

Established in 1897, Middlesex Water Company (NASDAQ:MSEX) serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware.   Middlesex is diligently focused on meeting and balancing the needs of our employees, customers, and shareholders. We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.

This release contains forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com